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Exhibit 99



                       ViroPharma Incorporated Announces
               Election of Dennis Purcell to Board of Directors


Exton, PA, July 6, 2000 -- ViroPharma Incorporated (Nasdaq: VPHM) announced today the election of Dennis Purcell to its board of directors. Mr. Purcell is the senior managing partner of Perseus-Soros BioPharmaceutical Fund, LP, a healthcare fund based in New York City that is dedicated to making private equity investments in the life sciences industry.

Mr. Purcell has more than 10 years of industry experience. Prior to joining Perseus-Soros BioPharmaceutical Fund, LP, Mr. Purcell was managing director of life sciences investment banking at Chase H&Q (formerly Hambrecht & Quist), where he was responsible for a majority of the company's financing, mergers and acquisitions and other transactions for the pharmaceutical, biotechnology and medical products industries. He continues to serve as an advisor to Chase H&Q. Previously, Mr. Purcell was a managing director at PaineWebber, Inc. During his tenure, he was involved in the formation of research and development limited partnerships, as well as financing transactions for several top tier biotechnology companies.

"We are delighted to add a tremendous talent to ViroPharma's board of directors," said Claude Nash, ViroPharma's president and chief executive officer. "Dennis has contributed to the success of several leading health care companies. His breadth of experience will help us as we continue to grow our business."

ViroPharma Incorporated is committed to the commercialization, development and discovery of antiviral pharmaceuticals. The Company is focused on drug development and discovery activities for viral diseases, including viral respiratory infection (VRI, a severe form of the common cold), viral meningitis, hepatitis C and RSV disease.


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